EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Gulfstream Capital Corporation

We consent to the use of our report dated May 17, 2013, with respect to the financial statements of Gulfstream Capital Corporation as of January 31, 2013 and January 31, 2012 and the related statements of operations, stockholders’ deficit and cash flows for year ended January 31, 2013 and 2012 and for the period from inception on December 29, 2010 through January 31 2013, and to the reference to our firm under the caption “Experts”, included in the Registration Statement on Form S-1/A filed by Gulfstream Capital Corporation dated May 17, 2013.

 /s/ M&K CPAS, PLLC

 Houston, Texas

May 17, 2013